Exhibit 99.1

Estrella Advances STARLIGHT-1 Trial into Phase II Following Positive DSMB Recommendation

●	An independent Data Safety Monitoring Board (DSMB) confirms EB103’s favorable safety profile with no treatment-related serious adverse events (SAEs) even in high-risk patients who are ineligible for currently available commercial CD19 products

●	DSMB recommends advancement of STARLIGHT-1 to Phase II at the Recommended Phase II Dose (RP2D)

●	High-dose cohort of Phase I achieved a 100% complete response (CR) rate at Month 1

●	Data supports EB103’s potential as a best-in-class CD19 CAR-T therapy uniquely positioned to serve the broader R/R B-cell NHL population

Emeryville, California, December 4, 2025 – Estrella Immunopharma, Inc. (NASDAQ: ESLA) (“Estrella” or the “Company”), a clinical stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancer and autoimmune diseases, today announced that an independent Data Safety Monitoring Board (DSMB) has completed its review of safety data from the Phase I dose escalation portion of the STARLIGHT-1 trial. Based on the favorable safety profile observed, the DSMB recommended advancing the trial to Phase II, or the expansion phase, at the Recommended Phase II Dose (RP2D). The expansion phase will further evaluate the safety and preliminary efficacy of EB103, the Company’s CD19-redirected ARTEMIS® T-cell therapy, in patients with relapsed/refractory (R/R) B-cell non-Hodgkin's lymphoma (NHL).

In the Phase I dose escalation phase, no treatment-related serious adverse events (SAEs) were reported (n=9). Notably, the majority of patients treated are considered high-risk, including one with Central Nervous System (CNS) lymphoma. The high-dose cohort achieved a 100% complete response (CR) rate at Month 1 in all evaluable patients.

“The advancement of EB103 into the expansion phase of STARLIGHT-1is a pivotal milestone for Estrella,” said Cheng Liu, PhD, Chief Executive Officer of Estrella. “The excellent safety profile and a 100% complete response rate observed in the high-dose cohort in Phase I demonstrated EB103’s potential to overcome the toxicity barriers that have historically restricted CD19 CAR-T use. We believe EB103 may significantly expand the commercial reach of cell therapy and deliver a best-in-class solution to a broader NHL population, including high-risk subgroups previously ineligible for commercial CAR-T.”

The expansion phase is designed as a multi-center, open-label study intended to further evaluate the safety and efficacy of EB103 at the RP2D in subjects (≥ 18 years of age) who have R/R B-cell NHL. Data from this expansion cohort will be used to determine the pivotal trial strategy for EB103. Current active sites include UC Davis Comprehensive Cancer Center and Baylor Scott & White Research Institute. Further details of the trial can be found at www.clinicaltrials.gov under NCT identifier: NCT06343311.

About EB103

EB103, a T-cell therapy, also referred to as Estrella’s “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes ARTEMIS® technology licensed from Eureka Therapeutics, Inc. (“Eureka”), Estrella’s parent company. Unlike a traditional CAR-T cell, the unique design of an ARTEMIS® T-Cell, like EB103 T-cell, allows it to be activated and regulated upon engagement with cancer targets that use a cellular mechanism more closely resembling the one from an endogenous T-cell receptor. Once infused, EB103 T cells bind to and destroy CD19-positive cancer cells.

About Estrella Immunopharma

Estrella is a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancers and autoimmune diseases. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer and other diseases. To accomplish this mission, Estrella’s lead product candidate, EB103, utilizes Eureka’s ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, which also utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22, another protein expressed on the surface of most B-cell malignancies.

For more information about Estrella, please visit www.estrellabio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including but not limited to those regarding the potential safety, efficacy and therapeutic benefits of EB103 and Estrella’s other ARTEMIS® T-cell product candidates; the design, conduct, progress and timing of the STARLIGHT-1 Phase I/II clinical trial and any future clinical trials of EB103; Estrella’s expectations regarding the Recommended Phase II Dose, the expansion phase and the use of data from the expansion phase to inform any future pivotal trial strategy; Estrella’s ability to advance EB103 and EB104 in development; and Estrella’s beliefs regarding EB103’s potential to address high-risk patient populations and expand access to CD19-directed cell therapies.. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors that could cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Investor Relations

Estrella Immunopharma, Inc.

IR@estrellabio.com